Azzad Funds 485BPOS

Exhibit (i)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 28, 2026 on the financial statements of the Azzad Funds (Azzad Ethical Fund and Azzad Wise Capital Fund) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 51 under the Securities Act of 1933 and Post-Effective Amendment No. 55 under the Investment Company Act of 1940 to Azzad Funds’ Registration Statement on Form N-1A (File Nos. 333-20177 and 811-08021), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Flower Mound, Texas

October 28, 2026